Exhibit 99.1

Leap Reports Results for Fourth Quarter and Full-Year 2010

~ Service Plan and Device Transition Delivering Significant Improvements in Operational Performance ~

~ Fourth Quarter Service Revenues up 11 percent Year-Over-Year ~

~ Company Gains Approximately 430,000 New Customers in Fourth Quarter, Including 323,000 Former Pocket Communications Customers ~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--February 22, 2011--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the fourth quarter and year ended December 31, 2010. Service revenues for the fourth quarter increased 10.9 percent over the prior year quarter to $636.6 million. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $107.0 million for the fourth quarter, compared to $129.5 million of adjusted OIBDA for the comparable quarter of the prior year, and a fourth quarter 2010 operating loss of $27.0 million, compared to operating income of $4.5 million for the fourth quarter of 2009.

The Company gained approximately 430,000 customers during the fourth quarter of 2010, including approximately 107,000 net customer additions and approximately 323,000 former customers of Pocket Communications which the Company acquired in connection with the formation of its South Texas joint venture in October 2010. The Company’s net customer additions for the fourth quarter were comprised of approximately 155,000 voice net customer additions and a net loss of approximately 48,000 broadband customers, bringing total net customer additions for the full-year 2010 to approximately 242,000. The Company ended the year with approximately 5.52 million customers. Customer churn for the fourth quarter of 2010 was approximately 4.0 percent.

“During the second-half of 2010, we implemented a significant number of initiatives to transition our business to better meet the changing needs of our customers,” said Doug Hutcheson, Leap’s president and chief executive officer. “As we will highlight in our conference call, these initiatives, which included the evolution of our rate plans, the expansion of our device portfolio and the introduction of nationwide 3G data coverage, have produced operating results that have exceeded our expectations in many areas. ARPU improved in our core voice business to near prior-year levels, driven by the adoption of our all-inclusive rate plans and the sale of more than 600,000 3G data devices during the quarter. Voice churn for the fourth quarter was 3.6 percent, the lowest fourth quarter churn rate in nearly a decade. Device upgrade activity increased more than 300 percent year-over-year, and two-thirds of our customer base is now on an all-inclusive rate plan. Current results indicate that customers who upgrade to a new device and migrate to our new service plans are approximately 60 percent less likely to deactivate service in the ensuing five months than those who do not. We believe that the transition that we have driven in our customer base will result in increased customer lifetime value and will deliver further churn and ARPU benefits and improved financial performance.”

Continued Hutcheson, “With the continued evolution of our customer base to higher value plans, the Company is increasing its focus on additional initiatives to improve front-door activity in 2011. With the recent additions to our senior leadership team, we are progressing well with the management transition we began last year to bring focus closer to the frontline to improve our execution and better meet the needs of our customers. We have also begun initiatives to expand our premier branded distribution channel, launch marketing and awareness campaigns targeted at value-seeking customers and bring further enhancements to our rate plans and device portfolio. In addition, we recently introduced our Muve Music™ service into select markets. Muve Music is the first unlimited music experience designed specifically for the mobile phone, and we plan to expand its availability into additional markets throughout the year. We believe that these initiatives will allow us to build on the momentum in customer activity we are seeing, and we expect improved operational and financial performance in 2011.”

Key Financial Results and Operating Metrics (1)
(In millions, except for percentages, customer data and operating metrics)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Change	2010	2009	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

Service revenues	$636.6	$574.1	10.9%	$2,482.6	$2,242.0	10.7%
Total revenues	$708.0	$626.4	13.0%	$2,697.2	$2,481.3	8.7%
Operating income (loss)(2)	$(27.0)	$4.5	*	$(450.7)	$31.1	*
Adjusted OIBDA	$107.0	$129.5	(17.3%)	$525.3	$485.6	8.2%
Adjusted OIBDA as a percentage of service revenues	17%	23%	*	21%	22%	*
Net loss(2)	$(167.0)	$(61.9)	160.9%	$(785.1)	$(238.0)	229.9%
Net loss attributable to common stockholders	$(249.4)	$(64.0)	*	$(872.0)	$(239.5)	*
Diluted loss per share	$(3.28)	$(0.82)	*	$(11.49)	$(3.30)	*
Gross customer additions(3)	758,785	968,039	(21.6%)	3,219,485	3,500,113	(8.0%)
Pocket customer additions	322,527	—	—	322,527	—	—
Net customer additions(4)	107,443	297,743	(63.9%)	241,546	1,109,445	(78.2%)
End of period customers	5,518,179	4,954,105	11.4%	5,518,179	4,954,105	11.4%
Weighted-average customers	5,400,449	4,716,185	14.5%	5,239,638	4,440,822	18.0%
Churn	4.0%	4.7%	*	4.7%	4.5%	*
End of period covered POPS	~ 95.3	~ 94.2	—	~ 95.3	~ 94.2	—
Average revenue per user (ARPU)	$38.14	$38.71	(1.5%)	$37.76	$40.26	(6.2%)
Cash costs per user (CCU)	$21.77	$17.15	26.9%	$19.22	$18.29	5.3%
Cost per gross addition (CPGA)	$209	$181	14.9%	$199	$196	1.6%
Cash purchases of property and equipment	$100.0	$122.0	(18.0%)	$398.9	$699.5	(43.0%)
Unrestricted cash, cash equivalents and short-term investments	$419.2	$564.2	(25.7%)	$419.2	$564.2	(25.7%)

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

During the fourth quarter of 2010, the Company changed its method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis in the consolidated statement of operations, such that the Company no longer deducts from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead includes such amounts in cost of service. This change has been applied retrospectively to the Company’s results for service revenues, total revenues, ARPU and CCU presented above. For more information regarding this change, please refer to “Explanatory Notes to Financial Statements” included at the end of this release.

(2) The Company’s operating and net loss for the year ended December 31, 2010 reflected $477.3 million of non-cash charges recorded in the third quarter, primarily related to impairment of the Company’s goodwill as well as the write-off of certain previously-capitalized network expansion costs relating to network design, site acquisition and capitalized interest.

(3) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

(4) In connection with its regular quarterly closing process, the Company disconnected approximately 8,000 customers whose service had ceased prior to December 31, 2010, and who had previously been reflected in its preliminary estimate of approximately 115,000 net customer additions for the fourth quarter of 2010, which the Company announced on January 4, 2011.

* Percentage change not meaningful measurement.

Discussion of Financial and Operational Results for the Fourth Quarter

  Service revenues for the fourth quarter of 2010 increased to $636.6 million, a 10.9 percent increase over the comparable period of the prior year. The year-over-year increase resulted from a 14.5 percent increase in weighted-average customers and included $29.9 million of service revenue contributed from the Company’s South Texas joint venture.
  Fourth quarter 2010 operating loss was $27.0 million compared with operating income of $4.5 million for the comparable period of the prior year. The year-over-year decrease was driven primarily by increased costs associated with higher existing customer upgrades, expenses associated with the Company’s all-inclusive service plans and a reduction in revenue associated with the elimination of certain fees.
  Adjusted OIBDA for the fourth quarter of 2010 was $107 million, compared to $129.5 million of adjusted OIBDA for the comparable quarter of the prior year. The year-over-year decrease resulted primarily from the increased costs described above.
  Net loss for the fourth quarter of 2010 was $167.0 million, compared to a net loss of $64.0 million for the comparable period of the prior year. Net loss attributable to common stockholders was $249.4 million for the fourth quarter of 2010, or ($3.28) per share, compared to a net loss attributable to common stockholders of $61.9 million, or ($0.82) per share, for the comparable period of the prior year.
    Fourth quarter 2010 net loss and net loss attributable to common stockholders included a $54.5 million loss, or ($0.72) per share, relating to the extinguishment of debt in connection with the Company’s November 2010 offering of $1.2 billion of senior notes and repurchase of $1.1 billion of existing senior notes.
    Fourth quarter 2010 net loss attributable to common stockholders also included accretion of redeemable non-controlling interests (net of tax) of $82.4 million, or ($1.08) per share, in connection with the Company’s purchase of the remaining interests in Denali Spectrum, LLC and the formation of the Company’s new joint venture in South Texas.
    Excluding these charges, net loss and net loss attributable to common stockholders for the fourth quarter of 2010 was $112.4 million, or ($1.48) per share.
  Gross customer additions declined by 21.6 percent in the fourth quarter of 2010 compared to the comparable period of the prior year. The year-over-year decline was due primarily to reductions in false churn and gross additions as a result of the Company’s elimination of a free first month of service for new customers in the third quarter of 2010 and increased upgrade activity as a result of the Company’s introduction of smartphones. Prior to these changes, many existing customers activated a new line of service to receive a free month of service and discounts on a new handset, and then they terminated their prior service. The year-over-year decline also reflected relatively higher initial new customer activity experienced in 2009 in connection with the Company’s launch of Auction 66 markets.
  End-of-period customers for the fourth quarter of 2010 were 5.52 million, including approximately 323,000 former customers of Pocket Communications, representing a 11.4 percent increase from 4.95 million end-of-period customers for the fourth quarter of 2009.
  Customer churn for the fourth quarter of 2010 was 4.0 percent, an improvement from 4.7 percent in the comparable period of the prior year. Fourth quarter voice customer churn of 3.6 percent was the Company’s lowest fourth quarter voice churn in nearly a decade.
  Fourth quarter 2010 ARPU of $38.14 declined 1.5 percent from the comparable period of the prior year and increased 2.7 percent over the third quarter of 2010. The year-over-year decrease was due primarily to the impact of former customers of Pocket Communications, who are currently on lower-ARPU rate plans, the elimination of late fees and other fees in the third quarter of 2010, offset by customer selection of our higher-value service plans. The sequential quarterly increase in ARPU resulted from customer acceptance of the Company’s new all-inclusive rate plans, including growing adoption of higher-priced smartphone rate plans.
  CCU for the fourth quarter 2010 increased 26.9 percent over the prior year period to $21.77, due primarily to increased cost of service associated with increased device upgrade activity, the impact of the Company’s inclusion of regulatory fees and telecommunications taxes in its all-inclusive rate plans and changes in the Company’s dealer compensation structure.

Other Key Fourth Quarter Highlights

  Completed the formation of the Company’s South Texas joint venture, which added approximately 323,000 former Pocket Communications customers during the quarter. This transaction created the Company’s most deeply-penetrated market and will provide an opportunity for improved scale and significant synergies to be realized in the coming quarters.
  Introduced our third smartphone, the Huawei Ascend, a low-cost Android device that has generated strong customer acceptance and contributed to smartphone penetration of approximately 10 percent within the Company’s customer base.
  Launched nationwide 3G roaming, expanding the Company’s 3G data capabilities through a new roaming arrangement announced in August 2010.
  Completed a $1.2 billion offering of 7.75% senior notes due 2020, using the proceeds to repurchase and redeem $1.1 billion of existing 9.375% senior notes due 2014. This transaction reduced the Company’s annual interest costs by approximately $10 million and extended the maturity of this indebtedness to 2020.
  Announced Muve Music, an innovative unlimited digital music service that is the first music experience designed specifically for the mobile phone. Muve Music debuted at the 2011 International Consumer Electronics Show and was selected as a finalist for CNET’s Best of CES awards. Muve Music is now available in 14 select Cricket markets.
  Completed the Company’s acquisition of the remaining membership interests in Denali Spectrum, LLC, providing Cricket with full ownership and control of Denali’s Greater Chicago and southern Wisconsin markets. Denali also completed the contribution of its remaining non-operating wireless licenses and spectrum lease to Savary Island Wireless, LLC, a newly-formed designated entity, in exchange for an 85 percent non-controlling interest.

“The excellent customer response to our all-inclusive rate plans and 3G device portfolio clearly indicates that we have aligned our business with the market’s evolution,” said Walter Berger, Leap’s executive vice president and chief financial officer. “While the successful transition we have driven in our customer base comes with an associated increase in subsidy expense, we expect that this investment will enable us to capture and retain better-quality customers, drive further ARPU and churn improvements and deliver improved adjusted OIBDA contribution.”

Berger also noted, “In addition to our customer-focused initiatives, we also continue to focus on operations and execution, and we completed several other key projects in the fourth quarter to improve our strategic and financial position. Our South Texas venture gives us the opportunity for improved synergies, adjusted OIBDA contribution and cash generation. At the closing, we added approximately 323,000 new customers, bringing our total penetration in South Texas to the high teens and making it our most highly-penetrated market cluster. In addition, we acquired full ownership and control of Denali’s Chicago and southern Wisconsin markets. We also completed an offering of $1.2 billion of senior notes to refinance existing debt. By doing so, we extended our maturities on this indebtedness out to 2020 and effectively reduced our annual cash interest expense by approximately $10 million per year. We ended the year with $419.2 million of cash and short term investments and believe that our strong cash position and well-positioned balance sheet provide solid support for our business.”

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EST / 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-909-7944 (domestic) or 1-212-231-2931 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the ’Live Phone’ option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the “webcast” option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for approximately one year following the event. A telephonic replay will be available approximately two hours after the call’s completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering passcode number 21509644.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, ARPU, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include discussions about customer activity and expected financial and operational performance and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “will,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to integrate, manage and operate our new joint venture with Pocket Communications;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our billing system; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 3, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2010, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket “K” are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	December 31,	December 31,
	2010	2009
Assets	(Unaudited)
Cash and cash equivalents	$350,790	$174,999
Short-term investments	68,367	389,154
Inventories	104,241	107,912
Deferred charges	47,343	38,872
Other current assets	91,010	82,830
Total current assets	661,751	793,767
Property and equipment, net	2,036,645	2,121,094
Wireless licenses	1,968,075	1,921,973
Assets held for sale	—	2,381
Goodwill	31,094	430,101
Intangible assets, net	64,843	24,535
Other assets	72,415	83,630
Total assets	$4,834,823	$5,377,481
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$346,869	$310,386
Current maturities of long-term debt	8,500	8,000
Other current liabilities	221,077	202,407
Total current liabilities	576,446	520,793
Long-term debt	2,832,070	2,735,318
Deferred tax liabilities	295,703	259,512
Other long-term liabilities	114,534	99,696
Total liabilities	3,818,753	3,615,319
Redeemable non-controlling interests	104,788	71,632
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 78,437,309 and 77,524,040 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	8	8
Additional paid-in capital	2,155,712	2,148,194
Accumulated deficit	(1,243,740)	(458,685)
Accumulated other comprehensive income (loss)	(698)	1,013
Total stockholders’ equity	911,282	1,690,530
Total liabilities and stockholders’ equity	$4,834,823	$5,377,481

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$636,586	$574,121	$2,482,601	$2,241,988
Equipment revenues	71,450	52,328	214,602	239,333
Total revenues	708,036	626,449	2,697,203	2,481,321
Operating expenses:
Cost of service (exclusive of items shown separately below)	219,898	180,538	840,635	707,165
Cost of equipment	192,627	142,189	591,994	561,262
Selling and marketing	107,043	99,651	414,318	411,564
General and administrative	91,169	84,260	361,571	358,452
Depreciation and amortization	123,085	113,467	457,035	410,697
Impairment of assets	—	—	477,327	639
Total operating expenses	733,822	620,105	3,142,880	2,449,779
Loss on sale or disposal of assets	(1,197)	(1,854)	(5,061)	(418)
Operating income (loss)	(26,983)	4,490	(450,738)	31,124
Equity in net income (loss) of investee	770	956	1,912	3,946
Interest income	76	1,492	1,010	3,806
Interest expense	(62,315)	(60,349)	(243,377)	(210,389)
Other income (expense), net	2	595	3,209	469
Loss on extinguishment of debt	(54,558)	—	(54,558)	(26,310)
Loss before income taxes	(143,008)	(52,816)	(742,542)	(197,354)
Income tax expense	(23,976)	(11,197)	(42,513)	(40,609)
Net loss	(166,984)	(64,013)	(785,055)	(237,963)
Accretion of redeemable non-controlling interests, net of tax	(82,414)	2,141	(86,898)	(1,529)
Net loss attributable to common stockholders	$(249,398)	$(61,872)	$(871,953)	$(239,492)
Loss per share:
Basic	$(3.28)	$(0.82)	$(11.49)	$(3.30)
Diluted	$(3.28)	$(0.82)	$(11.49)	$(3.30)
Shares used in per share calculations:
Basic	76,059	75,617	75,917	72,515
Diluted	76,059	75,617	75,917	72,515

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(In thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2010	2009
Operating activities:	(Unaudited)
Net cash provided by operating activities	$312,278	$284,317
Investing activities:
Acquisition of a business	(40,730)	—
Purchases of property and equipment	(398,894)	(699,525)
Change in prepayments for purchases of property and equipment	1,412	5,691
Purchases of and deposits for wireless licenses and spectrum clearing costs	(13,319)	(35,356)
Proceeds from sale of wireless licenses and operating assets	—	2,965
Purchases of investments	(488,450)	(883,173)
Sales and maturities of investments	816,247	733,268
Purchase of membership units of equity investment	(967)	—
Change in restricted cash	749	338
Net cash used in investing activities	(123,952)	(875,792)
Financing activities:
Proceeds from issuance of long-term debt	1,179,876	1,057,474
Repayment of long-term debt	(1,118,096)	(897,904)
Payment of debt issuance costs	(1,308)	(16,200)
Purchase of non-controlling interests	(77,664)	—
Non-controlling interest contribution	5,100	—
Proceeds from issuance of common stock, net	1,535	267,105
Other	(1,978)	(1,709)
Net cash provided by (used in) financing activities	(12,535)	408,766
Net increase (decrease) in cash and cash equivalents	175,791	(182,709)
Cash and cash equivalents at beginning of period	174,999	357,708
Cash and cash equivalents at end of period	$350,790	$174,999

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries as well as the operating results and financial position of Savary Island, LLC (“Savary”) and STX Wireless, LLC (“STX Wireless”) and their wholly-owned subsidiaries. We consolidate our non-controlling membership interest in Savary Island in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and we have entered into an agreement with Savary Island’s other member which establishes a specified maximum purchase price in the event that it exercises its right to sell its membership interest to us. We consolidate STX Wireless in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2) The following tables summarize operating data for the Company’s consolidated operations for the three months and years ended December 31, 2010 and 2009 (in thousands, except percentages):

	Three Months Ended December 31,
		% of 2010		% of 2009	Change from
		Service		Service	Prior Year
	2010	Revenues	2009	Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$636,586		$574,121		$62,465	10.9%
Equipment revenues	71,450		52,328		19,122	36.5%
Total revenues	708,036		626,449		81,587	13.0%
Operating expenses:
Cost of service	219,898	34.5%	180,538	31.4%	39,360	21.8%
Cost of equipment	192,627	30.3%	142,189	24.8%	50,438	35.5%
Selling and marketing	107,043	16.8%	99,651	17.4%	7,392	7.4%
General and administrative	91,169	14.3%	84,260	14.7%	6,909	8.2%
Depreciation and amortization	123,085	19.3%	113,467	19.8%	9,618	8.5%
Impairment of assets	—	0.0%	—	0.0%	—	*
Total operating expenses	733,822	115.3%	620,105	108.0%	113,717	18.3%
Loss on sale or disposal of assets	(1,197)	(0.2%)	(1,854)	(0.3%)	657	(35.4%)
Operating income (loss)	$(26,983)	(4.2%)	$4,490	0.8%	$(31,473)	*

	Year Ended December 31,
		% of 2010		% of 2009	Change from
		Service		Service	Prior Year
	2010	Revenues	2009	Revenues	Dollars	Percent
Revenues:	(Unaudited)
Service revenues	$2,482,601		$2,241,988		$240,613	10.7%
Equipment revenues	214,602		239,333		(24,731)	(10.3%)
Total revenues	2,697,203		2,481,321		215,882	8.7%
Operating expenses:
Cost of service	840,635	33.9%	707,165	31.5%	133,470	18.9%
Cost of equipment	591,994	23.8%	561,262	25.0%	30,732	5.5%
Selling and marketing	414,318	16.7%	411,564	18.4%	2,754	0.7%
General and administrative	361,571	14.6%	358,452	16.0%	3,119	0.9%
Depreciation and amortization	457,035	18.4%	410,697	18.3%	46,338	11.3%
Impairment of assets	477,327	19.2%	639	0.0%	476,688	*
Total operating expenses	3,142,880	126.6%	2,449,779	109.3%	693,101	28.3%
Loss on sale or disposal of assets	(5,061)	(0.2%)	(418)	0.0%	(4,643)	*
Operating income (loss)	$(450,738)	(18.2%)	$31,124	1.4%	$(481,862)	*

* Percentage change not a meaningful measurement.

(3) Total share-based compensation expense related to the Company’s share-based awards for the three months and years ended December 31, 2010 and 2009 was allocated to the statements of operations as follows (in thousands, except per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Cost of service	$1,358	$1,036	$3,673	$3,546
Selling and marketing expenses	1,267	1,349	5,781	6,264
General and administrative expenses	7,121	7,259	27,155	32,903
Share-based compensation expense	$9,746	$9,644	$36,609	$42,713
Share-based compensation expense per share:
Basic	$0.13	$0.13	$0.48	$0.59
Diluted	$0.13	$0.13	$0.48	$0.59

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their monthly bill for their second month of service (i.e., their first bill after their initial activation) are deducted from our gross customer additions in the month in which they are disconnected and are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their most recent term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenue, net of amounts remitted to government agencies. We no longer bill and collect these fees and taxes from customers on the new “all-inclusive” service plans we launched in August 2010. As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation. As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service. For purposes of calculating ARPU, we have deducted from service revenues pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-“all-inclusive” service plans, which we remit on their behalf. This change has been applied retrospectively to our ARPU results presented below. We have made a corresponding adjustment in our calculation of CCU, as described below (unaudited; in thousands, except weighted-average number of customers and ARPU).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Service revenue	$636,586	$574,121	$2,482,601	$2,241,988
Less pass-through regulatory fees and telecommunications taxes	(18,643)	(26,384)	(108,376)	(96,438)
Total service revenue used in the calculation of ARPU	617,943	547,737	2,374,225	2,145,550
Weighted-average number of customers	5,400,449	4,716,185	5,239,638	4,440,822
ARPU	$38.14	$38.71	$37.76	$40.26

(6) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to the initial customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to the initial customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay their monthly bill for their second month of service (i.e., their first bill after their initial activation) from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Selling and marketing expense	$107,043	$99,651	$414,318	$411,564
Less share-based compensation expense included in selling and marketing expense	(1,267)	(1,349)	(5,781)	(6,264)
Plus cost of equipment	192,627	142,189	591,994	561,262
Less equipment revenue	(71,450)	(52,328)	(214,602)	(239,333)
Less net loss on equipment transactions and third-party commissions unrelated to initial customer acquisition	(68,729)	(12,521)	(145,728)	(42,069)
Total costs used in the calculation of CPGA	$158,224	$175,642	$640,201	$685,160
Gross customer additions	758,785	968,039	3,219,485	3,500,113
CPGA	$209	$181	$199	$196

(7) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenue, net of amounts remitted to government agencies. We no longer bill and collect these fees and taxes from customers on the new “all-inclusive” service plans we launched in August 2010. As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation. As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service. For purposes of calculating CCU, we have deducted from cost of service pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-“all-inclusive” service plans, which we remit on their behalf. This change has been applied retrospectively to our CCU results presented below. We have made a corresponding adjustment in our calculation of ARPU, described above. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Cost of service	$219,898	$180,538	$840,635	$707,165
Plus general and administrative expense	91,169	84,260	361,571	358,452
Less share-based compensation expense included in cost of service and general and administrative expense	(8,479)	(8,295)	(30,828)	(36,449)
Plus net loss on equipment transactions and third-party commissions unrelated to initial customer acquisition	68,729	12,521	145,728	42,069
Less pass-through regulatory fees and telecommunications taxes	(18,643)	(26,384)	(108,376)	(96,438)
Total costs used in the calculation of CCU	$352,674	$242,640	$1,208,730	$974,799
Weighted-average number of customers	5,400,449	4,716,185	5,239,638	4,440,822
CCU	$21.77	$17.15	$19.22	$18.29

(8) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairment of assets; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating income (loss)	$(26,983)	$4,490	$(450,738)	$31,124
Plus depreciation and amortization	123,085	113,467	457,035	410,697
OIBDA	96,102	117,957	6,297	441,821
Less loss on sale or disposal of assets	1,197	1,854	5,061	418
Plus impairment of assets	—	—	477,327	639
Plus share-based compensation	9,746	9,644	36,609	42,713
Adjusted OIBDA	$107,045	$129,455	$525,294	$485,591

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations
858-882-9876
awakeham@leapwireless.com